Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisk denote omissions.

Exhibit 10.1

Execution Version

DISTRIBUTION AGREEMENT

(Amended and Restated)

DISTRIBUTION AGREEMENT (the “Agreement”), dated as of March 20, 2007 (the “Effective Date”), by and among Novadaq Technologies Inc., a Canadian corporation (“Novadaq Parent”), Novadaq Corp., a Delaware corporation (“Novadaq”), which is a wholly owned subsidiary of Novadaq Parent, PLC Systems Inc., a Yukon Territory corporation (“PLC Parent”), and PLC Medical Systems, Inc., a Delaware corporation (“PLC”), which is a wholly owned subsidiary of PLC Parent.

WHEREAS, PLC has developed a carbon dioxide laser system and related accessories described in Exhibit A hereto (as set forth in Exhibit A, the “Products”), and desires that the sale and use of the Products be actively promoted in the fifty states of the United States of America and the District of Columbia (the “Territory”);

WHEREAS, Novadaq is a company in the medical devices field with experience and expertise in the commercialization and distribution of medical devices;

WHEREAS, PLC and Edwards Lifesciences LLC (“Edwards”) were parties to the Distribution Agreement dated January 9, 2001as amended by the First Amendment to Distribution Agreement dated February 24, 2004, whereby Edwards had been granted rights to distribute Products in the Territory (the “Edwards Agreement”);

WHEREAS, Novadaq has received and accepted the assignment from Edwards of the Edwards Agreement pursuant to  the Assignment and Assumption Agreement between Edwards and Novadaq dated effective as of March 20, 2007 (the “Assignment Agreement”) with PLC’s approval and consent; and

WHEREAS, PLC and Novadaq now desire to amend certain provisions of the Edwards Agreement and restate such agreement with the amendments in this Agreement;

 NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1           “Affiliate” means, with respect to a party, any person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such party; where “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have corresponding meanings.

1.2           “Agreement” shall have the meaning set forth in the Recitals.

1.3           “Damages” shall have the meaning set forth in Section 9.2.

1.4           “[**]” shall have the meaning set forth in Section 2.2.

1.5           “Dispute” shall have the meaning set forth in Section 11.4.

1.6           “Effective Date” shall have the meaning set forth in the Recitals.

1.7           “Escalation Notice” shall have the meaning set forth in Section 11.4.

1.8           “ETL” shall have the meaning set forth in Section 4.2.

1.9           “FDA” shall have the meaning set forth in Section 4.2.

1.10         “HL-1 Laser System” shall mean the predecessor product to the HL-2 Laser System.

1.11         “HL-2 Laser System” shall have the meaning set forth in Exhibit A.

1.12         “HL-2 Purchase Price” shall have the meaning set forth in Section 7.3.

1.13         “Indemnified Party” shall have the meaning set forth in Section 9.4.

1.14         “Indemnifying Party” shall have the meaning set forth in Section 9.4.

1.15         “Novadaq” shall have the meaning set forth in the Recitals.

1.16         “Novadaq Facility” shall have the meaning set forth in Section 7.5.

1.17         “PLC” shall have the meaning set forth in the Recitals.

1.18         “PLC Parent” shall have the meaning set forth in the Recitals.

1.19         “Products” shall have the meaning set forth in the Recitals.

1.20         “Schedule 4.5 Services” shall have the meaning set forth in Section 4.5.

1.21         “Territory” shall have the meaning set forth in the Recitals.

1.22         “TMR Disposable Kit” shall have the meaning set forth in Exhibit A.

1.23         “Usage Premium” shall mean, with respect to each contract pursuant to which (a) an HL-1 Laser System was placed or sold prior to the Effective Date, or (b) an HL-2 Laser System (i) is or was placed or sold prior to the Effective Date, or (ii) is placed or sold during the term of this Agreement at a price less than [**] Dollars ($[**]), the dollar amount by which the per-usage charge set forth in such contract exceeds the TMR Disposable Kit price set forth in such contract or if the TMR Disposable Kit price is not explicitly stated in such contract, the list price of a TMR Disposable Kit at the time the contract was entered into.  In addition, Usage Premium shall also include the amount of any additional payments related exclusively to the use of the applicable Laser System, including, but not limited to, rental or lease payments.  A laser system shall be considered “placed” if it has been delivered, installed at an end user’s facility and is in use without such end user having purchased such laser system.

1.24         “Warehouse Retesting” shall mean retesting an HL-2 Laser System to its original factory specifications due to the fact that it has been warehoused by Novadaq for longer than the Warehouse Life.

1.25         “Warehouse Life” shall mean [**], unless PLC reasonably determines, at any time during the term of this Agreement, that such period may be extended, but in no event shall such period be extended to more than [**]; provided, however that PLC shall provide Novadaq with the data upon which it makes the determination to extend or maintain the Warehouse Life.  PLC acknowledges and agrees that those units of HL-2 Laser Systems acquired by Novadaq from Edwards pursuant to the Assignment Agreement shall be retained in tested condition at PLC’s sole cost and expense for a period of at least [**] following the Effective Date and accordingly have a Warehouse Life of not less than [**].

1.26         “Warranty Period” shall mean in the event (a) an HL-2 Laser System is shipped before the expiration of the Warehouse Life, the period from the date of installation until the [**] of such installation, but not to exceed [**] from the date of shipment to the end user; (b) an HL-2 Laser System is shipped after the expiration of the Warehouse Life and PLC has requested that such HL-2 Laser System be Warehouse Retested and Novadaq ships without such Warehouse Retesting, the period from the date of sale to Novadaq until the date which is [**] plus the Warehouse Life; (c) a proposed shipment of an HL-2 Laser System would occur after the expiration of the Warehouse Life, and Novadaq and PLC agree to the Warehouse Retesting of such HL-2 Laser System, the period from the date of installation until the [**] of such installation, but not to exceed [**] from the date of shipment to the end user; and (d) a proposed shipment of an HL-2 Laser System would occur after the expiration of the Warehouse Life, and Novadaq and PLC agree that Warehouse Retesting of such HL-2 Laser System is not necessary, the period from the date of installation until the [**] of such installation, but not to exceed [**] from the date of shipment to the end user.

ARTICLE II

 APPOINTMENT

2.1           Appointment. Subject to the terms and conditions contained in this Agreement, PLC hereby appoints Novadaq as PLC’s exclusive independent distributor of the Products in the Territory.  Novadaq may not appoint a secondary or sub-distributor to sell the Products without PLC’s prior written consent, other than those set forth on Schedule 2.1 (which Schedule may be updated from time-to-time by the mutual written consent of the parties); provided that Novadaq shall not need consent from PLC to appoint consultants and small distributors as secondary or sub-distributors.  The rights of any such secondary or sub-distributors shall not extend beyond the term of Novadaq’s rights under this Agreement.  PLC shall not appoint any other agents, representatives, or distributors for the purpose of selling the Products in the Territory.

2.2           Competition. Novadaq shall not sell any devices in the Territory which directly compete with the Products in the field of [**] during the term of this Agreement.  Novadaq may market and sell medical devices, including, without limitation, products that may be used [**], as long as such medical devices are not within the field of [**] and all other medical devices which it is selling as of the date hereof.  Novadaq represents that it [**].

ARTICLE III

OBLIGATIONS OF DISTRIBUTOR

3.1           General Obligations of Novadaq. Novadaq shall use commercially reasonable efforts to distribute and sell the Products in the Territory including, without limitation, the following:

(a)           Promote the sale and use of Products in the Territory;

(b)           Provide customer service, including responding to customer inquiries and requests for quotes on Product pricing; and

(c)           Provide invoices to customers and manage accounts receivable and collection responsibilities for sales by Novadaq of the Products.

3.2           Costs and Expenses. Novadaq shall bear all the costs and expenses associated with its obligations set forth in this Agreement.

ARTICLE IV

OBLIGATIONS OF PLC

4.1           [Reserved for future use.]

4.2           Approvals. PLC shall, and PLC Parent shall cause PLC to, use commercially reasonable efforts to obtain and maintain all approvals and clearances required with respect to the sale of the Products in the Territory, including, without limitation, approvals from the Food and Drug Administration (the “FDA”) and the Electrical Testing Laboratory (“ETL”).  To the extent not prohibited by law, Novadaq shall have the right to have its designated representative attend any meetings with the FDA or ETL and shall have the right to review all communications to either the FDA or ETL reasonably in advance of submission to the FDA or ETL to allow consultation between Novadaq and PLC regarding such communications.

4.3           Labeling of Products. PLC shall and PLC Parent shall cause PLC to provide and to assume regulatory responsibility for all finished Product and Product-related labeling, including regulatory responsibility for all sales and marketing literature prepared by Novadaq, such that it complies with all applicable laws and regulations in the Territory during the term of this Agreement.  All labeling for the Products shall include the statement “Distributed by Novadaq Corp., Manufactured by PLC Medical Systems, Inc.”

4.4           Clinical or Marketing Studies.  PLC shall and PLC Parent shall cause PLC to use commercially reasonable efforts to conduct any clinical study with respect to the Products required by the FDA or other governmental agencies to sell or market the Products in the Territory.  All other clinical or marketing studies with respect to the Products that are conducted within the Territory will be approved, funded, and conducted on terms and conditions mutually agreed to by PLC and Novadaq.

4.5           Installation Services and Services Provided Under Extended Service Agreements. PLC shall, and PLC Parent shall cause PLC to, provide the services and technical support relating to the Products as set forth on Schedule 4.5 (the “Schedule 4.5 Services”).  PLC shall periodically provide to Novadaq PLC’s then-current service agreement program descriptions and pricing therefor.  Novadaq may set the price at which it sells Schedule 4.5 Services to end users and shall invoice customers for all service fees and charges and shall be entitled to retain [**]%) percent of all such service fees and revenues that it receives from end users for the Schedule 4.5 Services with respect to an HL-2 Laser System within the first [**] following the sale of such HL-2 Laser System to such end user, and thereafter [**]%) percent of such fees and revenues, and Novadaq shall pay to PLC the remainder of such fees and revenues (i.e., [**]%) percent if within [**] after such sale and [**]%) percent thereafter), which amounts shall be due and payable within [**] after Novadaq’s receipt of such fees and revenues; provided, however, that, in no event shall PLC receive from Novadaq an amount for the performance of extended services that is less than the amount specified by PLC for such services in its then-current price list.  If and to the extent that PLC fails to perform its obligation in the first sentence of this Section 4.5, Novadaq may provide those Schedule 4.5 Services or contract with a third party to provide those Schedule 4.5 Services.  In such event, Novadaq shall keep all service fees and revenues resulting therefrom and PLC shall train the personnel (at a rate of [**] dollars ($[**]) per day) performing such Schedule 4.5 Services (whether employed by Novadaq or a third party) and provide factory support, including, without limitation, service manuals, spare parts, technical troubleshooting, and processing product returns.  PLC shall also provide Novadaq with monthly reports with respect to Product returns and complaints.  Novadaq shall log in any Products returned by customers to Novadaq and return such Products to PLC.  If an HL-2 Laser System is installed and the price to be paid by the end user for such installation is less than [**] dollars ($[**]) per day, PLC shall install such HL-2 Laser System and Novadaq shall pay PLC the difference between [**] dollars ($[**]) and the amount to be paid by the end user per day for such installation, but in no event shall Novadaq’s payment exceed [**] dollars ($[**]) per installation.  For the avoidance of doubt, PLC shall install HL-2 Laser Systems at its own cost and expense including, without limitation, cost of travel, food and lodging for PLC’s employees, except to the extent set forth in the preceding sentences.

4.6           Warranty and Preventive Maintenance Services.  PLC shall, and PLC Parent shall cause PLC to, provide all warranty and two scheduled preventive maintenance services on all HL-2 Laser Systems as set forth on Schedule 4.6 during the Warranty Period.  Novadaq shall reimburse PLC for the costs set forth on Schedule 4.6 incurred by PLC in the performance of its obligation in the prior sentence during the Warranty Period, but in no event shall such reimbursement exceed [**] dollars ($[**]) per HL-2 Laser System.  In the event PLC is required to conduct Warehouse Retesting on an HL-2 Laser System (which, for the avoidance of doubt, shall include any servicing necessary to return the HL-2 Laser System to the specification), Novadaq shall reimburse PLC [**] dollars ($[**]) per such HL-2 Laser System, upon completion of Warehouse Retesting, and PLC shall provide copies of the results of the Warehouse Retesting to Novadaq.

4.7           Recall of Products.  In the event of a recall of any of the Products, PLC shall, and PLC Parent shall cause PLC to, bear all costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and end users, and costs associated with the shipment of recalled Products from customers and end users to PLC.  Novadaq shall cooperate with PLC in effecting any recall of the Products sold by Novadaq by producing customer lists and assisting with the notification of customers and end users of the recalled Products.  Novadaq and PLC shall jointly develop an end user notification mechanism and the message to be delivered in the event of a Product recall.  PLC shall be responsible for all regulatory obligations required as a result of a Product recall.  PLC shall provide to Novadaq copies of all communications to and from regulatory authorities as soon as practicable and not less frequently than monthly during the term of this Agreement, provided that all communications materially concerning the Product or its approval for marketing shall be provided to Novadaq promptly and in no event later than 48 hours after PLC is aware of any such communication.

4.8           Product Liability Insurance.  PLC shall, and PLC Parent shall cause PLC to, obtain and keep in force during the term of this Agreement a product liability insurance policy in an amount not less than $10,000,000.  During the term of this Agreement and for a period of four (4) years following the expiration or termination of this Agreement, such insurance policy shall evidence Novadaq and all of its Affiliates as additional insured entities and shall provide for written notification to Novadaq by the insurer not less than thirty (30) days prior to cancellation, expiration or modification.  PLC shall, and PLC Parent shall cause PLC to, provide a certificate of insurance evidencing compliance with this Section 4.8 to Novadaq within thirty (30) days of the date hereof together with a copy of such insurance policy.

4.9            Costs and Expenses.  PLC shall and PLC Parent shall cause PLC to bear all the costs and expenses associated with PLC’s obligations set forth in this Agreement.

4.10         [**].  PLC shall provide to Novadaq [**].  The parties will use commercially reasonable efforts to [**] as soon as practicable.

4.11         [**].  The parties agree that [**] and associated TMR kits as well as any other Products [**], and all services associated therewith, including without limitation, order forecasting, [**] by the parties taking into consideration the relevant factors, including but not limited to [**].

ARTICLE V

SALES AND MARKETING

5.1           Marketing Plan.  Novadaq shall develop a marketing plan for the Products and provide funding for such plan at its own expense.

5.2           Sales Material and Literature. PLC shall assist Novadaq with the preparation of sales and marketing materials and literature for the Products.  The costs and expenses associated with developing and producing such materials and literature shall be paid by Novadaq.  Nothing in this Section 5.2 shall have any effects on PLC’s obligations set forth in Section 4.3.

5.3           Training and Retention of Sales Personnel. PLC shall provide products and sales training to all Novadaq sales personnel that are engaged in marketing and selling the Products in the Territory.  During the term of this Agreement and for a period of [**] after the termination or expiration of this Agreement, neither PLC Parent nor PLC shall solicit for employment any of Novadaq’s personnel without the prior written consent of Novadaq.  During the term of this Agreement and for a period of [**] after the termination or expiration of this Agreement, Novadaq and its Affiliates shall not solicit for employment any personnel of PLC Parent or PLC without the prior written consent of PLC.

ARTICLE VI

PURCHASE ARRANGEMENTS

6.1           Purchase Forecasts for Products.  Novadaq shall provide quarterly to PLC a rolling four-quarter forecast of the expected demand for the Products.

6.2           Purchaser Orders; No Minimum Product Quantities.  Novadaq shall submit a non-cancelable purchase order to PLC for TMR Disposable Kits for the upcoming calendar month on the first day of the month preceding such month.  Novadaq shall submit a non-cancelable purchase order to PLC for HL-2 Laser Systems for the upcoming calendar quarter on the first day of the month preceding such quarter.  Notwithstanding its provision of demand forecasts for the Products and anything else set forth herein, Novadaq shall determine in its sole discretion the quantity of Products it shall purchase and there shall be no minimum purchase requirements for any Products.  To the extent that the terms of any purchase order and the terms of this Agreement conflict, the terms of this Agreement shall control.

6.3           Placement of Orders. All orders for Products submitted by Novadaq shall be initiated by written purchase orders sent to PLC which shall specify the desired delivery date, location and method of transportation for the Products included in such order.  With respect to any Product for which Novadaq may submit purchase orders to PLC on an as needed basis, Novadaq agrees to promptly submit purchase orders to PLC after its receipt of orders from its customers, but, in any event, shall submit purchase orders to PLC within [**] of its receipt of a customer order.  Quarterly purchase orders submitted to PLC by Novadaq will indicate the quantity of HL-2 Laser Systems to be delivered for each month of the quarter, provided, however, the quantity for any individual month shall in no case be less than [**] percent ([**]%) of the total to be delivered for the entire quarter.  PLC shall accept all purchase orders for HL-2 Laser Systems submitted by Novadaq to the extent that the quantity for the quarter does not exceed [**] percent ([**]%) of the most recent forecasted quantity for the quarter and shall use commercially reasonable efforts to provide all quantities of HL-2 Laser Systems ordered by Novadaq in excess of [**] percent ([**]%) of the most recent forecasted quantity for the quarter.  PLC shall accept all purchase orders for TMR Disposable Kits submitted by Novadaq to the extent that the quantity for the month does not exceed [**] percent ([**]%) of the most recent forecasted quantity for the month and shall use commercially reasonable efforts to provide all quantities of TMR Disposable Kits ordered by Novadaq in excess of [**] percent ([**]%) of the most recent forecasted quantity for the month.  PLC shall use commercially reasonable efforts to deliver the Products on the agreed upon delivery dates set forth in accepted purchase orders, but, in any event, shall make all deliveries within [**] of the agreed upon delivery dates set forth in purchase orders.  For purposes of this Section 6.3, “the most recent forecasted quantity for the” quarter or month means the quantity forecasted in the forecast provided at least one full calendar quarter prior to the issuance of the relevant purchase order.

ARTICLE VII

PRICING, PAYMENT, SHIPPING

7.1           TMR Disposable Kit.

(a)           Novadaq shall purchase the TMR Disposable Kits from PLC at [**]% of the Average End User Price.  The “Average End User Price” shall mean the average of the actual sales price for each TMR Disposable Kit sold during a calendar quarter.  Novadaq shall calculate the Average End User Price and deliver such calculation to PLC within fifteen (15) days after the end of each quarter.

(b)           PLC shall bill TMR Disposable Kits to Novadaq on a preliminary basis at [**]% of the Estimated End User Price.  For the time period commencing on the Effective Date until December 31, 2007, the Estimated End User Price shall be [**] Dollars ($[**]).  During subsequent quarters of the Agreement, the “Estimated End User Price” shall be equal to the Average End User Price for the most recent quarter that such data is available and calculable.

(c)           The difference between the preliminary amount billed during a quarter using the Estimated End User Price and the actual amount owed using the Average End User Price shall be credited to Novadaq by PLC or paid by Novadaq to PLC, as the case may be, within fifteen (15) days of the date such Average End User Price is determined.

(d)           Within fifteen (15) days of the end of each calendar month, Novadaq shall provide to PLC a written report showing, for the month immediately preceding the report, Novadaq’s sales of the Products, including the name of the customer, the date of the shipment, the price of the Product and the allocation of the price between Novadaq and PLC.  Novadaq shall maintain for at least two years its records, contracts and accounts relating to sales of the Products, and shall permit examination thereof by authorized representatives of PLC at all reasonable times.

7.2           HL-1 Laser Systems.  Novadaq shall deliver to PLC [**] percent ([**]%) of all Usage Premiums received in connection with the sale of TMR Disposable Kits for use with, and service revenue related to, HL-1 Laser Systems.  Novadaq shall deliver any and all monies received in connection with the purchase of an HL-1 Laser System to PLC.

7.3            HL-2 Laser Systems.

(a)           Novadaq’s payment to PLC for each HL-2 Laser System sold by Novadaq shall be the greater of (i) [**] dollars ($[**]), or (ii) [**] percent ([**]%) of the sum of (1) the actual price paid by the customer/end user of the applicable HL-2 Laser System sold by Novadaq (which amount is deemed to include the warehousing fees at PLC’s facility) and (2)  the aggregate Usage Premiums received by Edwards or Novadaq prior to the point of sale (if any) without deducting any portion thereof paid to PLC pursuant to Section 7.3(e) (the “HL-2 Purchase Price”).

(b)           PLC shall bill Novadaq and Novadaq shall pay for each HL-2 Laser System purchased on a preliminary basis the sum of [**] dollars ($[**]).

(c)           The difference between (i) the sum of (A) the preliminary amount billed during a calendar quarter in accordance with Section 7.3(b) and (B) the portion of the Usage Premiums already paid to PLC pursuant to Section 7.3(e), and (ii) the actual amount owed in accordance with Section 7.3(a) shall be paid by Novadaq to PLC, as the case may be, within thirty (30) days of the end of the month in which the applicable HL-2 Laser System is sold by Novadaq.

(d)           Within fifteen (15) days of the end of each calendar month, Novadaq shall provide to PLC a written report showing, for the month immediately preceding the report, Novadaq’s sales of the Products, including the name of the customer, the date of the shipment, the price of the Product and the allocation of the price between Novadaq and PLC.  Novadaq shall maintain for at least two years its records, contracts and accounts relating to sales of the Products, and shall permit examination thereof by authorized representatives of PLC at all reasonable times.

(e)           Novadaq shall retain the Usage Premiums it receives from each HL-2 Laser System that is or was placed or sold at any time prior to the Effective Date or during the term of this Agreement, until the aggregate Usage Premiums received by Edwards or Novadaq with respect to each such HL-2 Laser System equals [**] dollars ($[**]).  Thereafter (i.e., after the $[**] has been recovered by Edwards or Novadaq), Novadaq shall pay to PLC [**] percent ([**]%) of any such Usage Premiums received.  PLC and Novadaq agree to periodically review in good faith the HL-2 Laser Purchase Price and to make adjustments, subject to their mutual agreement, to the HL-2 Purchase Price due to inflation, change in product cost and/or other market or competitive conditions.

(f)            Novadaq agrees to provide to PLC a signed shipping authorization form to authorize the release of any HL-2 Laser System from the

Novadaq Facility (as defined in Section 7.5).  Novadaq shall provide to PLC a copy of each sale, usage, trial or placement agreement Novadaq enters into as soon as practicable after such agreement has been executed.

7.4           Product Accessories.  Novadaq shall purchase from PLC F.O.B PLC’s manufacturing facility any Product accessory set forth on Schedule 7.4 for the transfer price listed for such accessory on Schedule 7.4.

7.5           Shipping.  At Novadaq’s request, PLC shall warehouse all HL-2 Laser Systems purchased by Novadaq at Novadaq’s segregated warehouse within PLC’s facility (“Novadaq Facility”).  PLC shall deliver TMR Disposable Kits directly to Novadaq or its designated service provider(s) as set forth on the applicable purchase order.  All prices for the Products shall be F.O.B. PLC’s manufacturing facility.  The prices will not include any federal, state or local sales, use, excise or value added tax that may be applicable.  If PLC has the legal obligation to collect such taxes, the appropriate amount shall be added to Novadaq’s invoice and paid by Novadaq unless Novadaq provides PLC with a valid tax exemption certificate authorized by the appropriate taxing authority.  PLC shall ship the Products using the method of transportation specified by Novadaq in the purchase order.  In all cases, title, risk of loss and all responsibility for transportation, insurance and storage shall pass from PLC to Novadaq upon transfer of finished HL-2 Laser Systems from PLC to the Novadaq Facility and after such transfer PLC shall promptly issue an invoice related thereto to Novadaq.

7.6           Payment.  Full payment shall be made by Novadaq to PLC within [**] from the invoice date which shall be shipping date for the Products to Novadaq.  All prices herein are in US Dollars.

ARTICLE VIII

TERM AND TERMINATION; ANNUAL MEETING

8.1           Term and Renewal.  This Agreement shall commence on the Effective Date and shall continue for the enforceable life of the last to expire of the United States patents held by PLC related to Products.

8.2            Immediate Termination.  This Agreement may be terminated by either Novadaq or PLC immediately in the event that (a) any breach by PLC of Section 4.8; (b) any material breach by the other party remains uncured 60 days after written notice containing details of the breach has been delivered to the other party; or (c) the other party shall file for protection from its creditors under any applicable bankruptcy or insolvency laws, shall make an assignment for the benefit of creditors, or shall have a receiver appointed for its property.  This Agreement may be terminated by Novadaq at any time for convenience (for any reason or no reason) upon ninety (90) days’ prior written notice to PLC.

8.3           Annual Meeting.  The chief executive officer of PLC and the executive in charge of the DBMR business for Novadaq shall agree to meet annually in order to discuss sales opportunities, current market trends and to keep each other informed of pertinent events and competing products having an impact upon the Products’ marketability, including, but not limited to, forecasts as to future demand.

ARTICLE IX

WARRANTIES AND INDEMNIFICATION

9.1           Warranties.  PLC warrants that (a) it possesses good and marketable title to all Products sold to Novadaq under this Agreement; (b) each Product conforms to its specifications and is fit for the purposes and indications described in its labeling; (c) when available for sale in the Territory the Products are or will be manufactured in conformity with all FDA and ETL rules and regulations and applicable laws of the Territory; (d) the Products have or will have obtained FDA approval to market and sell the Products when the Products are available for sale in the Territory; (e) it is the owner or licensor of the entire right, title and interest in the intellectual property relating to the Products and, to the knowledge of PLC and PLC Parent, the use by Novadaq of any such intellectual property will not violate any right of any third party; (f) it complies and will continue to comply with all applicable laws and regulations of the Territory with respect to the Products; and (g) each Products shall be approved and released in accordance with PLC’s formal quality system.

9.2           Indemnification by PLC.  PLC and PLC Parent shall indemnify and hold harmless Novadaq, its officers, directors, shareholders, employees, parents, successors, Affiliates, assigns, customers and users of Products, in each case, from and against any and all costs or expenses (including, without limitation, reasonable attorneys’ fees, and the reasonable out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, whether or not a party to such litigation), judgments, fines, losses, claims (whether or not meritorious) and damages (collectively, “Damages”), as incurred, to the extent they relate to, arise out of or are the result of (i) the manufacture by PLC or use of any Products; (ii) the design of any Products or component of the Products not developed exclusively by Novadaq; (iii) the failure of the Products to satisfy any warranty made by PLC; and (iv) by reason of the sale or use of the Products any claim of infringement of patents, trademarks, trade names, or copyrights, any claim of misappropriation or misuse of trade secrets or information or any similar claim.

9.3           Indemnification by Novadaq.  Novadaq shall indemnify and hold harmless PLC, its successors, Affiliates and assigns, in each case, from and against any and all Damages, as incurred, to the extent they relate to, arise out of or are the result of Novadaq’s gross negligence or willful misconduct in the promotion and sale of the Products by Novadaq.  In order to protect PLC’s interests under this Section 9.3, Novadaq shall obtain and keep in force during the term of this Agreement a business liability insurance policy in an amount not less than $5,000,000.  During the term of this Agreement and for a period of four (4) years following the expiration or termination of this Agreement, such insurance policy shall evidence PLC and all of its Affiliates as additional insured entities and shall provide for written notification to PLC by the insurer not less than thirty (30) days prior to cancellation, expiration or modification.  Novadaq shall provide a certificate of insurance evidencing compliance with this Section 9.3 to PLC within thirty (30) days of the date hereof together with a copy of such insurance policy.

9.4            Indemnification Procedures.  The party seeking indemnification (the “Indemnified Party”) pursuant to this ARTICLE IX shall promptly notify the indemnifying party (the “Indemnifying Party”), in writing, of such claim describing such claim in reasonable detail, provided that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby.  In the event that such claim involves a claim by a third party against an Indemnified Party, the Indemnifying Party shall have thirty (30) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense thereof unless (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith, provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it, and provided further that the fees and expenses of such counsel shall be borne by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action, unless such settlement or compromise includes an unconditional release of the Indemnified Party.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to ARTICLE IX, including, but not limited to, providing the other party with reasonable access to employees and officers (including as witnesses) and other information.  The remedies provided in this ARTICLE IX will not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

ARTICLE X

 INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY

10.1          Trademarks.  Novadaq shall have the right to indicate to the public that it is an authorized distributor of the Products and to market and sell the Products under the trademarks, service marks and trade names that PLC may adopt from time to time.  Novadaq shall not alter, obscure or remove any trademarks, service marks or trade names of PLC which are contained on or in or affixed to the Products at the time of shipment.  Novadaq shall not use any trademarks, service marks or trade names of PLC in connection with any business conducted by Novadaq other than dealing with the Products in accordance with the terms of this Agreement.  Novadaq agrees that its use of the trademarks, service marks and trade names of PLC shall not create in its favor any right, title or interest therein and acknowledges PLC’s exclusive right, title and interest thereto.  Novadaq agrees that it will not use, without PLC’s prior written consent, any mark which is similar to or is likely to be confused with any trademarks, service marks or trade names of PLC.  Novadaq’s rights to use the trademarks, service marks and trade names of PLC as set forth in this Section 10.1 shall terminate upon termination or expiration of this Agreement.

10.2          Confidential Information.  In order to avoid disclosure of confidential and proprietary information to any other person, firm or corporation, the parties agree that during the term of this Agreement and for a period of three (3) years from the termination of this Agreement each will treat any such information which is received from one another in writing and clearly marked as “Confidential” or if disclosed orally, which is confirmed in writing as “Confidential” within thirty (30) days of initial disclosure, with the same degree of care that each employs with respect to its own information which it does not desire to have published or disseminated.  It is understood that each party shall be liable for any unauthorized disclosure should it fail to safeguard the disclosed information with such care.  This obligation shall survive the termination or expiration of this Agreement.  The parties shall not have any obligation with respect to such information which is:

(a)           independently developed by the receiving party without the benefit of the disclosure or is already known to the receiving party at the time of the disclosure, as evidenced by written documentation;

(b)           publicly known or becomes publicly known without the wrongful act or breach of this Agreement by the receiving party; or

(c)           rightfully received by the receiving party from a third-party who is not under any obligation of confidentiality or trade secret obligation to the originating party.

ARTICLE XI

MISCELLANEOUS

11.1         Relationship. The relationship of Novadaq and PLC established by this Agreement is of independent contractors and not agents (except as set forth in Section 2.1), and nothing in this Agreement shall be construed:

(a)           To give either party the power to direct or control the daily activities of the other party beyond the obligations imposed on Novadaq and PLC, respectively, by this Agreement;

(b)           To constitute the parties as partners, joint ventures, co-owners or otherwise as participants in joint undertaking; or

(c)           To allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. The purchase, promotion, and resale of, or any other legal transactions concerning the Products hereunder shall be carried out in the name of and for the account of Novadaq as principal, and Novadaq shall not enter into any agreement with third persons binding in any way on PLC.

11.2           No Conflict.  Each party represents and warrants to the other parties that it is not subject to any contractual obligation or restraint which will materially interfere with its right and ability to perform pursuant to the terms of this Agreement.

11.3         Governing Law.  This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York, including, without limitation, Sections 5-1401, 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

11.4         Escalation.  Novadaq and PLC (and/or PLC Parent) will attempt in good faith to resolve expeditiously any dispute, claim or controversy arising out of or relating to this Agreement (the “Dispute”) promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement. Either party may give the other party written notice (the “Escalation Notice”) of any Dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the Escalation Notice, the receiving party shall submit to the other a written response.  The Escalation Notice and the response thereto shall include (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the Escalation Notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All reasonable requests for information made by one party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  The parties shall attempt to resolve any Dispute pursuant to the procedure set forth in this Section 11.4 for a period up to sixty (60) days from the date of delivery of the Escalation Notice before resorting to other available remedies; provided, however, nothing contained in this Section 11.4 shall prevent any party from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent serious and irreparable injury to it or to others.  The use of the procedure set forth in this Section 11.4 will not be construed under the doctrine of laches, waiver or estoppel to affect adversely any party’s right to assert any claim or defense.

11.5         Jurisdiction and Consent to Service.  In accordance with the laws of the State of New York, and without limiting the jurisdiction or venue of any other court, the parties (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court.

11.6         Notices.  All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by nationally recognized air courier service, by certified mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given and effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 11.6 (or in accordance with the latest unrevoked written direction from such party), (ii) if by certified mail, upon mailing or (iii) if given by facsimile when such facsimile is transmitted to the fax number specified in this Section 11.6 (or in accordance with the latest unrevoked written direction from such party), provided the appropriate confirmation is received.

To PLC:

PLC Systems Inc.
10 Forge Park
Franklin, MA 02038
Attention:  Chief Executive Officer
Fax:  (508) 541-7990

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:  Jeff Stein, Esq.
Fax:  (617) 526-5000

To Novadaq:

Novadaq Corp.
11091 Corsia Trieste Way, Unit 201
Bonita Springs, FL 34135
Attention:  President
Fax:  (905) 629 - 8779

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market St.
San Francisco, CA 94105
Attention:  Key Shin
Fax:  (415) 268-7522

11.7         Interpretation.  When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a specific Schedule, such reference shall be deemed to include, to the extent applicable, all the other Schedules.  The table of contents, table of definitions, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When the words “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles as of the date hereof.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

11.8         Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

11.9         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that the parties need not sign the same counterpart.

11.10       Entire Agreement; No Third Party Beneficiaries.  This Agreement, including all exhibits hereto and thereto, by and among the parties hereto,

(a)           constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof; and

(b)           shall be binding upon and shall inure to the benefit of each of the parties hereto and thereto and their respective successors and permitted assigns and is not intended to confer any rights, remedies or benefits on any Persons other than as expressly set forth in this Section 11.10.

11.11       Amendments and Modifications; Waivers and Extensions.

(a)           No amendment, modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby.

(b)           Any party to this Agreement may waive any right, breach or default which such party has the right to waive; provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No failure or delay in exercising any right, power or privilege hereunder shall be deemed a waiver or extension of the time for performance of any other obligations or acts nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.12       Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of PLC or Novadaq, as the case may be, which may be withheld in its sole discretion except that Novadaq may assign all its rights and obligations to any Affiliate of Novadaq Corp.  Any attempted assignment or delegation of rights, duties or obligations hereunder in contravention hereof shall be void and of no effect.

11.13        Exhibits.  Each of the exhibits referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

11.14        Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representations, counsel and accountants.

11.15       No Consequential or Punitive Damages.  If any party claims any breach of this Agreement by the other party or otherwise becomes dissatisfied with any matter relating hereto or arising herefrom, it shall have no right to seek consequential or punitive damages and each party hereby waives any right it may have to seek such punitive or consequential damages.

11.16       Novadaq Parent hereby guarantees the performance of the obligations of Novadaq under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PLC SYSTEMS INC.

By:		/s/ James G. Thomasch
	Name:	James G. Thomasch
	Title:	Senior Vice President and Chief Financial Officer

PLC MEDICAL SYSTEMS, INC.

By:	/s/ James G. Thomasch
	Name:	James G. Thomasch
	Title:	Senior Vice President and Chief Financial Officer

NOVADAQ TECHNOLOGIES INC.

By:		/s/ Arun Menawat
	Name:	Arun Menawat
	Title:	President & Chief Executive Officer

NOVADAQ CORP.

By:		/s/ Rick Mangat
	Name:	Rick Mangat
	Title:	President

Exhibit A

Description of Products

1.             HL-2 Laser System including:

[**]

2.             TMR Disposable Kit including:

[**]

Products shall also include [**] and or [**] the products, [**] and [**] products [**] in the field [**].

Products do not include the HL-1 Laser System.

Schedule 2.1

Distributors

None as of the Effective Date.

Schedule 4.5

Installation Services and Services Relating to Extended Service Agreements

Installation Support Service includes:

(i)            installation of HL-2 Laser System at hospital

(ii)           laser operator in-service training at hospital

Extended Service Agreements can include:

all or part of the services defined in Schedule 4.6.  The exact services are detailed in extended service contract agreements with the customer and are tailored to the customer requirements.

PLC is not responsible for the re-installation or transportation of the Product among multiple facilities.

Schedule 4.6

Warranty and Preventive Maintenance Services

Preventive Maintenance are planned services which include:

(i)            Cleaning of optics

(ii)           In-service for any new operating room personnel

(iii)          Calibration of energy readings

(iv)          Safety checks

(v)           Replacement of air purge filter

(vi)          any adjustments to make the product meet performance specifications

Warranty Service is unplanned services which include:

(i)                                     any necessary travel, labor and material expense to repair or replace a defective product or product component that is not meeting published PLC performance specifications.

“costs” shall include all material costs at PLC’s fully absorbed standard manufacturing cost and labor and travel-related costs for PLC personnel calculated at the rate of $[**] per day, billed in whole day increments

Schedule 7.4

Product Accessories

Part Number	Description	Model used on	Qty	Unit	Shelf life	Transfer Price	Shipping Weight (lbs)	Shipping Dimensions (inches)	Notes:
EPP00161	Footswitch	HL2	1	Ea	n/a	$[**]	8	12x6.5x5.5

FFL00002	Safety Goggles	both	1	Ea	n/a	$[**]	1	7.5x6.5x5.5

FFL0000_	Safety Goggles with Novadaq’s name on frame	both	1	Ea	n/a	$[**]	1	7.5x6.5x5.5

SSB00056	Remote Enable Cable	both	1	Ea	n/a	$[**]	1	11x13x1.5	Fedex small box

SSB00076	Lens Cell	both	1	Ea	n/a	$[**]	1	11x13x1.5	Fedex small box

CCA00097	ECG Trunk Cable	HL-2	1	Ea	n/a	$[**]	1	11x13x1.5	Fedex small box

CCA00098	ECG 5 Lead Set	HL-2	1	Ea	n/a	$[**]	1	11x13x1.5	Fedex small box

FFL00004	Filter, Hepa, 0.3 micron	HL-2	1	Ea	n/a	$[**]	1	11x13x1.5	Fedex small box

LLA00181	HL-2 Operators Manual	HL-2	1	Ea	n/a	$[**]	3	13.5x11.5x2.5	Fedex medium box

LLA00202	Warning Sign HL-2	HL-2	1	Ea	n/a	$[**]	1	11x13x1.5	Fedex small box